UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2007

BRIDGE BANCORP, INC.
(Exact name of the registrant as specified in its charter)

New York	000-18546	11-2934195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2200 Montauk Highway
Bridgehampton, New York	11932
(Address of principal executive offices)	(Zip Code)

(631) 537-1000
(Registrant’s telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Howard H. Nolan has been appointed Interim Chief Financial Officer of the Company and its wholly owned subsidiary, The Bridgehampton National Bank (the “Bank”). He will remain Senior Executive Vice President and Chief Operating Officer of the Company and the Bank.

Mr. Nolan has been Senior Executive Vice President and Chief Operating Officer of the Company and the Bank since June 26, 2006. Prior to that time, he served as the Vice President, Finance of Gentiva Health Services, Inc., Melville, New York, the nation’s largest home health services provider. Mr. Nolan is 46 years of age. Mr. Nolan is employed pursuant to the terms of an employment agreement, the material terms of which are disclosed in the Company’s proxy statement dated March 23, 2007. The employment agreement has not been modified or amended as a result of his appointment as Interim Chief Financial Officer.  There have been no transactions between the Company (or the Bank) and Mr. Nolan of a nature reportable pursuant to Section 404(a) of SEC Regulation S-K.

The Company also has appointed Sarah K. Quinn as the Company’s principal accounting officer. Ms. Quinn, age 32, joined the Bank in 2005 in the position of Assistant Vice President and Assistant Controller. In July 2006, Ms. Quinn was promoted to Controller, and in March 2007 to Vice President. Prior to joining the Bank, Ms. Quinn served as Director, Financial Planning and Analysis, following her promotions from Manager, Financial Planning and Analysis and Senior Financial Analyst, at Screenvision, New York, NY. There have been no transactions between the Company or the Bank and Ms. Quinn of a nature reportable pursuant to Section 404(a) of SEC Regulation S-K

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bridge Bancorp, Inc.
(Registrant)

By: /s/ Thomas J. Tobin
Thomas J. Tobin
Chief Executive Officer

Dated: May 2, 2007